Exhibit 10.3
CHANGE IN CONTROL AGREEMENT
     This Agreement is effective as of the date it is signed by both Novelis Inc., a Canadian corporation (the “Company”), and _________ (“Executive”).
     WHEREAS, the Company’s Board of Directors has determined that it is in the best interest of the Company’s shareholders to reinforce and encourage the continued attention and dedication of members of the Company’s management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control; and
     WHEREAS, this Agreement sets forth the payments and other benefits to which Executive will be entitled upon certain conditions if Executive’s employment with the Company terminates.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth below, it is hereby agreed as follows:
     1. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earlier of:
(a)	June 15, 2011, unless a Change in Control occurs on or before such date; or

(b)	Twenty-four (24) months following the date of a Change in Control.
     2. Payment upon Termination of Employment.
(a)	Events Giving Rise to Benefits. Executive shall be entitled to payments and other benefits as set forth in Sections 2(b) and 2(c) if the Company shall terminate Executive’s employment other than for Cause, or Executive shall terminate his or her employment for Good Reason, within twenty-four (24) months after a Change in Control. Executive’s right to receive compensation and benefits under this Agreement shall be subject to the terms and conditions of the Company’s release from and waiver by Executive of claims, non-compete agreement and non-solicitation agreement for executive employees. No payments or benefits shall be paid pursuant to this Agreement unless Executive executes such release and waiver of claims, non-compete agreement and non-solicitation agreement. The release shall not release Executive’s right to receive indemnification and defense from the Company for any claims arising out of the performance of Executive’s duties on behalf of the Company. Termination of employment due to Cause,

Death, Disability or Retirement at any time shall not give rise to any rights to compensation or benefits under this Agreement.
(b)	Severance Pay. In accordance with Section 2(a) above, the Company shall pay a lump sum cash amount equal to:

[A x (B + C)] - D, where

“A” equals a multiplier of 2.0:

“B” equals Executive’s annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the rate in effect as of the date of such termination of employment;

“C” equals Executive’s target short term incentive opportunity for the fiscal year in which such Change in Control occurs; and

“D” equals the amount of severance payments, if any, paid or payable to Executive by the Company other than pursuant to this Agreement; it being expressly understood that the purpose of this deduction is to avoid any duplication of payments to Executive.

Except to the extent payment is required to be delayed pursuant to Section 2(d) below, payment shall be made by the thirtieth (30th) day following the effective date of the Executive’s termination of employment if such termination occurs after a Change in Control.
(c)	Other Benefits.
(i)	If Executive is not eligible for retiree medical benefits and is covered under the Company’s group health plan at the time of the termination of employment, the Company shall pay an additional lump sum cash amount for the purpose of assisting Executive with the cost of post-employment medical continuation coverage equal to: (C x M) / (1 - T), where

“C” equals the full monthly COBRA premium charged for coverage under the Company’s group medical plan at Executive’s then current level of coverage;

“M” equals twelve (12) months; and

“T” equals an assumed tax rate of 40%

Except to the extent payment is required to be delayed pursuant to Section 2(d) below, payment shall be made by the thirtieth (30th) day following the effective date of the Executive’s termination of employment if such termination occurs after a Change in Control.

(ii)	To the extent available, Executive shall be entitled to continue coverage under the Company’s group life plan for a period of twelve (12) months at Executive’s pre-termination level of coverage.

(iii)	Executive shall be entitled to twelve (12) months of additional credit for benefit accrual and contribution allocation purposes including credit for age, service and earnings pro rated over twelve (12) months under the Company’s tax-qualified and non-qualified pension, savings or other retirement plans; provided that if applicable provisions of the Code prevent payment in respect of such credit under the Company’s tax-qualified plans, such payments shall be made under the Company’s non-qualified plans.

(iv)	To the extent Executive is not already fully vested under the Company’s tax-qualified and non-qualified retirement pension, savings and other retirement plans, Executive shall become 100% vested under such plans; provided that if applicable provisions of the Code prevent accelerated vesting under the Company’s tax-qualified plans, an equivalent benefit shall be payable under the Company’s non-qualified plans.
(d)	Notwithstanding the foregoing provisions of this Section 2 or any other provision in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A, then all payments under this Agreement shall be delayed for a period of six (6) months to the extent required by Section 409A.
     3. Definitions. Except as otherwise provided under this Agreement, the following capitalized terms used within this Agreement shall have the meaning set forth below:
(a)	“Cause” means only (i) Executive’s conviction of any crime (whether or not involving the Company) constituting a felony in the applicable jurisdiction; (ii) willful and material violation of the Company’s policies, including, but not limited to those relating to sexual harassment and confidential information; (iii) willful misconduct in the performance of Executive’s duties for the Company; or (iv) willful and repeated failure or refusal to perform the Executive’s material duties and responsibilities which is not remedied within ten (10) days after written demand from the board of directors to remedy such failure or refusal.
(b)	“Change in Control” means the first to occur of any of the following events:
(i)	any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(ii)	the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)	the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution; or

(v)	the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya Birla Group.
Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended

(c)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

(d)	“Disability” means Executive is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve months.

(e)	“Good Reason” means any of the following if it shall occur without Executive’s express written consent: (i) a material reduction in Executive’s position, duties, reporting relationships, responsibilities, authority, or status with the Company; (ii) a material reduction in Executive’s base salary and target short term and long term incentive opportunities in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement; (iii) any requirement that Executive relocate more than fifty (50) miles from the area in which Executive regularly performs his or her duties for the Company, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s normal business travel obligations; or (iv) any failure of the Company to comply with its obligations under this Agreement, in each case which is not remedied within ten (10) days after written demand by Executive to remedy such reduction or failure.

(f)	“Retirement” means Executive’s voluntary retirement on or after qualifying for early or normal retirement under the applicable Company pension plan in which such Executive participates.
     4. Notice of Termination. Any termination of Executive’s employment for any reason shall take effect pursuant to a written notice of termination to the other party. Such notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment pursuant to this Agreement. No such purported termination of employment shall be effective without such written notice of termination conforming to the requirements of this Section.
     5. No Obligation to Mitigate Damages: No Effect on Other Contractual Rights.
(a)	Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after Executive’s termination of employment, or otherwise.

(b)	The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan or arrangement providing retirement benefits or health, life, disability or similar welfare benefits.
     6. Successor to the Company.
(a)	The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession or assignment shall entitle Executive to terminate Executive’s employment for Good Reason.

(b)	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate. The services to be provided by Executive to the Company under this Agreement are personal and are not delegable or assignable.
     7. Notice. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, as follows:
If to the Company:
Novelis Inc.
Attn: Vice President, Human Resources
Lenox Building
3399 Peachtree Road NE, Suite 1500
Atlanta, Georgia 30326
     If to Executive, to the address of Executive on the books of the Company
Another address may be used if a party has furnished a different address to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     8. Sole Agreement. This Agreement (together with any signed employment agreement) represents the entire agreement between the parties with respect to the matters contemplated herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
     9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11. Legal Fees and Expenses. The Company shall pay all legal fees and expenses which Executive reasonably may incur as a result of the Company’s contesting the validity, enforceability or Executive’s interpretation of, or determinations under, this Agreement except to the extent Executive’s position is frivolous or carried out in bad faith.
     12. Confidential Information. Executive agrees not to disclose during the term hereof or thereafter any of the Company’s confidential or trade secret information, except as required by law. Executive recognizes that Executive shall be employed in a sensitive position in which, as a result of a relationship of trust and confidence, Executive will have access to trade secrets and other highly confidential and sensitive information.
     Executive further recognizes that the knowledge and information acquired by Executive concerning the Company’s materials regarding employer/employee contracts, customers, pricing schedules, advertising, manuals, systems, procedures and forms represent the most vital part of the Company’s business and constitute by their very nature, trade secrets and confidential knowledge and information. Executive hereby stipulates and agrees that all such information and materials shall be considered trade secrets and confidential information. If it is at any time determined that any of the information or materials identified in this Section are, in whole or in part, not entitled to protection as trade secrets, they shall nevertheless be considered and treated as confidential information in the same manner as trade secrets, to the maximum extent permitted by law. Executive further agrees that all such trade secrets or other confidential information, and any copy, extract or summary thereof, whether originated or prepared by or for Executive or otherwise coming into Executive’s knowledge, possession, custody, or control, shall be and remain the exclusive property of the Company.
     13. Withholding. Taxes resulting from any benefits received under this Agreement are for the account of the Executive. The Company may withhold from any benefits payable under this Agreement all applicable taxes and other amounts as shall be required pursuant to any law or governmental regulation or ruling.
     14. Non-Bindinq Arbitration; Claim Venue. Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be subject to non-binding arbitration before either party may seek any other legal recourse. Any such arbitration shall take place in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association. Each party further submits to the exclusive jurisdiction of the Georgia state courts and the United States District Court for the Middle District of Georgia (Atlanta, Georgia) and irrevocably waives, to the fullest extent permitted by law, any objections that either party may now or hereafter have to the aforesaid venue, including without limitation any claim that any such proceeding brought in either such court has been brought in an inconvenient forum, provided however, this provision shall not limit the ability of either party to enforce the other provisions of this Section.
     15. Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S.

Treasury regulations and other interpretative guidance issued there under, including without limitation any regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions that the Company determines is necessary or appropriate to exempt the Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided hereunder, or to comply with the requirements of Section 409A and related U.S. Treasury guidance.
     16. Attachment. Except as required by law, the right to receive payments under this Agreement shall not be subject to anticipation, sale, encumbrance, charge, levy, or similar process or assignment by operation of law.
     17. Waivers. Any waiver by a party or any breach of this Agreement by another party shall not be construed as a continuing waiver or as consent to any subsequent breach by the other party. Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
     19. Governing Law. This Agreement shall be governed and construed under the laws of the State of Georgia.
THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
NOVELIS INC.

By:

Date:

EXECUTIVE

By:

Date: